Exhibit 99.1

Dana Announces Estimated 2011 Financial Results and 2012 Outlook

MAUMEE, Ohio – January 10, 2012 – Dana Holding Corporation (NYSE: DAN) today announced its estimated financial results for 2011 and its outlook for 2012.

Highlights of the company’s estimated 2011 performance include:

•	Sales of approximately $7.6 billion, a nearly 25-percent increase over 2010,
•	Adjusted EBITDA of approximately $765 million,
•	Diluted adjusted earnings per share (EPS) of approximately $1.60, which was driven by stronger adjusted net income and will double EPS performance from 2010,
•	Capital spending of approximately $190 million, and
•	Free cash flow of approximately $175 million.

“We believe the significant improvement in sales and profit performance in 2011 demonstrates the momentum and potential of Dana,” said company President and Chief Executive Officer Roger J. Wood. “The sales reflect rebounding markets as well as a demonstration of our progress in delivering new and innovative product technologies to customers around the world. The Dana brand continues to garner more attention in emerging markets as well, and is increasingly backed by in-region engineering resources.”

For 2012, Dana has established the following financial targets:

•	Sales growth of at least 5 percent,
•	Adjusted EBITDA of $845 million to $865 million,
•	Adjusted EBITDA as a percent of sales of 10.5 percent to 11 percent,
•	Diluted adjusted EPS of $1.95 to $2.05,
•	Capital spending of $225 million to $250 million, and
•	Free cash flow of more than $200 million, excluding a special one-time $150 million pension contribution.

“These targets are aggressive but achievable, and backed by aggressive but disciplined operating plans. Each of our three business units – On-Highway Driveline Technologies, Off-Highway Driveline Technologies, and Power Technologies – has the plan to continue attracting new business while improving margins,” Wood said.

Dana to Present at 4 p.m. EST Today

Wood will provide additional information on the company’s 2011 performance and 2012 outlook at Deutsche Bank Securities’ Global Auto Industry Conference today in Detroit, Michigan. Information on accessing the webcast will be posted to Dana’s Investor website prior to the event.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, which we have defined to be earnings before interest, taxes, depreciation, amortization, non-cash equity grant expense, restructuring expense and other nonrecurring items (gain/loss on debt extinguishment or divestitures, impairment, etc.). The most significant impact on Dana’s ongoing results of operations as a result of applying fresh start accounting following our emergence from bankruptcy was higher depreciation and amortization. By using adjusted EBITDA, a performance measure that excludes depreciation and amortization, the comparability of results is enhanced. Management also believes that adjusted EBITDA is an important measure since the financial covenants in our debt agreements are based, in part, on adjusted EBITDA. Adjusted EBITDA should not be considered a substitute for income (loss) before income taxes, net income (loss) or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure that we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company, excluding restructuring expense, amortization expense and nonrecurring items (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure that we have defined as cash provided by (used in) operating activities, excluding any bankruptcy claim-related payments, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a world leader in the supply of driveline products (axles, driveshafts, and transmissions), power technologies (sealing and thermal-management products), and genuine service parts for light- and heavy-duty vehicle manufacturers. The company’s customer base includes nearly every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 24,000 people in 26 countries and reported estimated 2011 sales of $7.6 billion. For more information, please visit: www.dana.com.

Investor Contact	Media Contact
Craig Barber: 419.887.5166	Chuck Hartlage: 419.887.5123

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